                                  SCHEDULE 14A

                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the registrant  (x)
Filed by a party other than the registrant  ( )

Check the appropriate box:
( )  Preliminary proxy statement
(x)  Definitive proxy statement
( )  Definitive additional materials
( )  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              NL Industries, Inc.
                (Name of Registrant as Specified in Its Charter)

                              NL Industries, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

(x)  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:
                                Not Applicable

(2)  Aggregate number of securities to which transaction applies:
                                Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Not Applicable

(4)  Proposed maximum aggregate value of transaction:
                                Not Applicable

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:     Not Applicable

(2)  Form, schedule or registration statement no.:     Not Applicable

(3)  Filing party:     Not Applicable

(4)  Date filed:       Not Applicable

     J. LANDIS MARTIN
     President and
     Chief Executive Officer

(NL LOGO)


                              NL INDUSTRIES, INC.
                      3000 NORTH SAM HOUSTON PARKWAY EAST
                              HOUSTON, TEXAS 77032



                                 March 30, 1994



Dear Shareholder:

         You are cordially invited to attend the 1994 Annual Meeting of Shareholders of NL Industries, Inc. which will be held on Wednesday, May 4, 1994, at 10:30 a.m. (local time) at the Sheraton Crown Hotel, 15700 John F. Kennedy Boulevard, Houston, Texas. In addition to the matters to be acted upon at the meeting, which are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, we will report to the shareholders on the operations of NL. I hope that you will be able to attend.

         Whether or not you plan to be at the meeting, please complete, date, sign and return the proxy card or voting instruction form enclosed with this Proxy Statement as promptly as possible so that your shares are represented at the Meeting and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the Inspector of Election for the meeting in accordance with NL's By-laws.


                                           Sincerely,

                                           /s/ J. LANDIS MARTIN
                                           J. Landis Martin
                                           President and Chief Executive Officer




NL INDUSTRIES, INC.
3000 N. Sam Houston Pkwy. East, P.O. Box 60087, Houston, Texas 77205, Tel. (713) 987-5000

                              NL INDUSTRIES, INC.
                      3000 NORTH SAM HOUSTON PARKWAY EAST
                              HOUSTON, TEXAS 77032

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 4, 1994

To the Shareholders of NL Industries, Inc.:

         NOTICE IS HEREBY GIVEN that the 1994 Annual Meeting of Shareholders (the "Annual Meeting") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), will be held on Wednesday, May 4, 1994, at 10:30 a.m. (local time) at the Sheraton Crown Hotel, 15700 John F. Kennedy Boulevard, Houston, Texas, for the following purposes:

         1. To elect seven directors to serve until the 1995 Annual Meeting of Shareholders and until their successors are duly elected and qualified; and

         2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors of the Company set the close of business on March 29, 1994 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of NL's common stock, $.125 par value per share ("Common Stock"), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The Company's stock transfer books will not be closed following the Record Date.

         You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and mail the enclosed proxy card or voting instruction form promptly so that your shares may be represented and voted at the Annual Meeting. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you choose, you may vote in person at the Annual Meeting even though you previously submitted your proxy.

                                   By order of the Board of Directors,

                                   /s/ DAVID B. GARTEN
                                   David B. Garten
                                   Vice President, Secretary and General Counsel


Houston, Texas
March 30, 1994

                              NL INDUSTRIES, INC.
                      3000 NORTH SAM HOUSTON PARKWAY EAST
                              HOUSTON, TEXAS 77032

                                PROXY STATEMENT

                              GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), for use at the Company's 1994 Annual Meeting of Shareholders to be held at 10:30 a.m. (local time) on Wednesday, May 4, 1994, at the Sheraton Crown Hotel, 15700 John
F. Kennedy Boulevard, Houston, Texas, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card or voting instruction form were first mailed to the holders of the Company's common stock, $.125 par value per share ("Common Stock"), on or about April 1, 1994.

                           PURPOSE OF ANNUAL MEETING

         At the Annual Meeting, shareholders of the Company will consider and vote upon (i) the election of seven directors to serve until the Company's 1995 Annual Meeting of Shareholders and until their successors are duly elected and qualified, and (ii) such other business as may properly come before the Annual Meeting. The Company is not aware of any business to come before the Annual Meeting other than the election of directors.

                  QUORUM AND VOTING RIGHTS; PROXY SOLICITATION

         The presence, in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting. The accompanying proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors. Director nominees will be elected by a plurality of the votes cast. Except as may be provided in the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), any other matter that may be submitted to a shareholder vote would require the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares of Common Stock that are voted to abstain from business coming before the Annual Meeting and broker non-votes will be counted as being in attendance at the Annual Meeting for purposes of determining whether a quorum is present, but will not be counted for the purpose of determining whether matters coming before the Annual Meeting have been approved. Assuming a quorum is present, director nominees must receive a plurality of the votes cast at the Annual Meeting, which means that a vote withheld from a particular nominee will not affect the election of that nominee. The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 29, 1994 (the "Record Date"). As of the Record Date, there were issued and outstanding 50,889,943 shares of Common Stock, each of which is entitled to one vote on all matters that come before the Annual Meeting. Valhi, Inc. ("Valhi") and Tremont Corporation ("Tremont") held approximately 49% and 18%, respectively, of the outstanding shares of the Common Stock as of the Record Date and have indicated their intention to have their shares represented at the Annual Meeting. Tremont is Valhi's 48%-owned titanium metals affiliate. See "Security Ownership" and "Election of Directors." If Valhi's and Tremont's shares of Common Stock are represented at the Annual Meeting, a quorum will be present.

         All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted (i) "FOR" the election of the seven nominees for director and (ii) in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing with the secretary of the Annual Meeting written revocation of his or her proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in itself revoke his or her proxy,

(ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in itself revoke his or her proxy.

         This proxy solicitation is made by and on behalf of the Board. Solicitation of proxies for use at the Annual Meeting may be made by mail, telephone or in person, by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. The Company will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and the Company will, upon the request of such record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the Proxy Statement, proxy card or voting instruction form and all materials used in the solicitation of proxies from shareholders of the Company, and all clerical and other expenses of such solicitation, will be borne by the Company.

         First Chicago Trust Company of New York ("First Chicago"), the transfer agent and registrar for the Common Stock, has been appointed by the Board to serve as inspector of election (the "Inspector of Election") to count and ascertain the number of shares of Common Stock represented at the Annual Meeting. All proxies and ballots delivered to First Chicago shall be kept confidential by First Chicago in accordance with the terms of the Company's By-laws.

                             ELECTION OF DIRECTORS

         The Certificate (as defined above) provides for a Board of Directors consisting of not less than seven and not more than seventeen persons, as such number is determined from time to time by a majority of the entire Board. The Board has determined that it shall consist of seven members.

         At the Annual Meeting, holders of Common Stock will be asked to elect seven director nominees to the Board each to serve for a one year term ending at the 1995 Annual Meeting of Shareholders or until his successor shall have been elected and qualified or until his earlier resignation or removal. All of the nominees are currently directors of the Company and have agreed to serve if elected. Directors will be elected at the Annual Meeting by a plurality of the shares voting in the election of directors.


         IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE "FOR" THE ELECTION OF ALL SEVEN NOMINEES UNLESS OTHERWISE SPECIFIED BY THE SHAREHOLDER GRANTING THE PROXY. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE BOARD, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. VALHI AND TREMONT, WHICH HOLD APPROXIMATELY 49% AND 18%, RESPECTIVELY, OF THE OUTSTANDING COMMON STOCK, HAVE INFORMED THE COMPANY THAT THEY INTEND TO VOTE THEIR SHARES IN FAVOR OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT. VALHI'S AND TREMONT'S VOTES, TOGETHER, ARE SUFFICIENT TO ELECT ALL SEVEN NOMINEES.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IDENTIFIED BELOW.

NOMINEES FOR DIRECTOR

         The information provided below has been provided by the respective nominees for election as directors for a term expiring at the 1995 Annual Meeting of Shareholders of the Company. Each of the following nominees for election as a director is currently a director of the Company whose term expires at the Annual Meeting:

         J. LANDIS MARTIN, 48, has been President and Chief Executive Officer of NL since 1987, and a director of NL since 1986. He has been a director and Chief Executive Officer of Tremont since prior to 1989 and has been Chairman of the Board of Tremont since 1990. Except for a period in 1990, Mr. Martin has served as President of Tremont since prior to 1989. From 1990 to 1994, Mr. Martin also served as Chairman of the Board and Chief Executive Officer of Baroid Corporation ("Baroid"), a company engaged in the petroleum services industry, which was merged into a wholly-owned subsidiary of Dresser Industries, Inc. ("Dresser") in January 1994. Since the effective date of such merger, Mr. Martin has served as a director of Dresser.

         KENNETH R. PEAK, 48, has been a director of NL since 1989. Mr. Peak has been President of Peak Enernomics, Inc., an energy industry consulting firm, since 1990 and was managing director and co-head, Corporate Finance, for Howard, Weil, Labouisse, Friedrichs Incorporated, an investment banking firm, from 1989 to 1990. Prior to 1989, Mr. Peak served as Vice President of Finance of Forest Oil Company. Mr. Peak is Chairman of NL's Audit Committee and Management Development and Compensation Committee and is a member of NL's Nominations Committee.

         GLENN R. SIMMONS, 66, has been a director of NL since 1986. Since prior to 1989, Mr. Simmons has been Vice Chairman of the Board and a director of Valhi, a diversified industrial management company, and Contran Corporation ("Contran"), a diversified holding company which directly and through related entities holds approximately 90% of the outstanding common stock of Valhi. Mr. Simmons is also a director of Tremont and Vice Chairman of the Board and a director of Valcor, Inc. ("Valcor"), Valhi's wholly-owned registered subsidiary engaged in the forest products, fast foods and hardware products industries. Mr. Simmons is also Chairman of the Board and Chief Executive Officer of Keystone Consolidated Industries, Inc., a majority-owned subsidiary of Contran engaged in the manufacture of steel rod, wire and wire products. Mr. Simmons has been an executive officer and/or director of various companies related to Contran since 1969. He is a brother of Harold C. Simmons.

         HAROLD C. SIMMONS, 62, has been a director of NL since 1986 and Chairman of the Board of NL since 1987. Since prior to 1989, Mr. Simmons has also been Chairman of the Board, Chief Executive Officer and a director of Valhi and Contran. Mr. Simmons is also a director of Tremont and Chairman of the Board, Chief Executive Officer and a director of Valcor and served as Tremont's Chairman of the Board from prior to 1989 to 1990. Mr. Simmons has been an executive officer and/or director of various companies related to Contran since 1968. He is a brother of Glenn R. Simmons.

         MICHAEL A. SNETZER, 53, has been a director of NL since 1986. Mr. Snetzer has served as President and a director of Valhi and Contran since prior to 1989. Mr. Snetzer is also President and a director of Valcor and a director of Tremont. Mr. Snetzer has been an executive officer and/or director of various companies related to Contran since 1977. Mr. Snetzer is Chairman of NL's Nominations Committee.

         LAWRENCE A. WIGDOR, 52, has been a director and Executive Vice President of NL since 1992. Dr. Wigdor has been President and Chief Executive Officer of Kronos, Inc., a wholly-owned subsidiary of NL ("Kronos"), and Chairman of the Board, President and Chief Executive Officer of Rheox, Inc. ("Rheox"), a wholly-owned subsidiary of NL, since 1990. From 1989 to 1990, Dr. Wigdor was Chairman of the Board of MEMC Electronic Materials, Inc., a producer of silicon wafers for the semiconductor industry. From 1986 to 1990, he served as director, President and Chief Executive Officer of Huls America, Inc. (formerly Nuodex, Inc.), a worldwide producer of chemicals.

         ELMO R. ZUMWALT, JR., 73, has been a director of NL since 1987. He is a retired United States Navy Admiral and served as Chief of Naval Operations and a member of the Joint Chiefs of Staff from 1970 to 1974. He has been President of Admiral Zumwalt & Consultants, Inc., a Washington-based consulting firm, since prior to 1989. Admiral Zumwalt is a director of Fleet Aerospace Corporation, Fleet Aerospace Inc., Navistar International Corporation, Lincoln Savings Bank and Dallas Semiconductor Corporation. He is also Chairman of the International Consortium for Research on the Health Effects of Radiation, Chairman of the National Marrow Donor Program and Chairman of the Ethics and Public Policy Center. Admiral Zumwalt is a member of NL's Management Development and Compensation Committee, Audit Committee and Nominations Committee.


         For information concerning legal proceedings to which certain directors are parties and other matters, see "Certain Litigation" and "Certain Relationships and Transactions."


               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board held six meetings and took action by written consent in lieu of a meeting on three occasions in 1993. Each of the directors participated in more than 75% of the total number of meetings of the Board and committees held during 1993, and each of the directors executed all written consents of the Board during the year.

         The Board has established three standing committees, an Audit Committee, a Management Development and Compensation Committee and a Nominations Committee, all of which are composed entirely of individuals who are not employees of the Company.

         Audit Committee. The principal responsibilities of the Audit Committee are to recommend to the Board the selection of the firm of independent auditors; to review with the independent auditors the plan and results of the audit engagement, the program for internal auditing, the system of internal accounting controls and the internal audit results; to review and approve the professional services provided by the independent auditors; and to direct and supervise special audit inquiries. The Committee held three meetings in 1993. Current members of the Audit Committee are Mr. Peak, Chairman, and Admiral Zumwalt.

         Management Development and Compensation Committee. The principal responsibilities of the Management Development and Compensation Committee are to establish policies and periodically review matters involving executive compensation, to recommend certain changes in employee benefit programs, to grant stock options or other stock- based compensation under the Company's incentive plans and to serve as a counseling committee to the Chief Executive Officer regarding matters of key personnel selection, organization strategies and such other matters as the Board may from time to time direct. The Management Development and Compensation Committee held one meeting in 1993. Its current members are Mr. Peak, Chairman, Admiral Zumwalt and General Thomas P. Stafford. Except for a period in 1986, General Stafford served as a director of NL from 1984 to 1989. General Stafford currently serves as a director of Tremont.

         Nominations Committee. The principal responsibilities of the Nominations Committee are to review and make recommendations to the Board regarding such matters as the size and composition of the Board and criteria for director nominations, director candidates, the term of office of directors, and such other related matters as the Board may request from time to time. Current members of the Nominations Committee are Mr. Snetzer, Chairman, Admiral Zumwalt and Mr. Peak. The Nominations Committee held one meeting in 1993. The Nominations Committee will consider recommendations by shareholders of the Company with respect to nominees for election as director if such recommendations are submitted in writing to the Secretary of the Company and received not later than December 31 of the year prior to the next annual meeting of shareholders. These recommendations should be accompanied by a full statement of qualifications and confirmation of the person's willingness to serve.

         The Board has previously established, and from time to time may establish, other committees to assist it in discharging its responsibilities.


                       EXECUTIVE OFFICERS OF THE COMPANY

         Set forth below is certain information relating to the current executive officers of the Company. Biographical information with respect to Messrs. Simmons and Martin and Dr. Wigdor is set forth above under "Election of Directors."

               NAME                                   AGE     POSITION(S)
               ----                                   ---     -----------
       Harold C. Simmons . . . . . . . . . . . .      62      Chairman of the Board

       J. Landis Martin  . . . . . . . . . . . .      48      President and Chief Executive Officer

       Dr. Lawrence A. Wigdor  . . . . . . . . .      52      Executive Vice President; President and Chief
                                                              Executive Officer of Kronos; and Chairman of
                                                              the Board, President and Chief Executive
                                                              Officer of Rheox.

       Joseph S. Compofelice . . . . . . . . . .      44      Vice President and Chief Financial Officer

       Susan E. Alderton . . . . . . . . . . . .      42      Vice President and Treasurer

       David B. Garten . . . . . . . . . . . . .      42      Vice President, General Counsel and Secretary

       Dennis G. Newkirk . . . . . . . . . . . .      43      Vice President and Controller



         JOSEPH S. COMPOFELICE was elected Vice President and Chief Financial Officer of the Company in 1994. Mr. Compofelice also was elected Vice President and Chief Financial Officer of Tremont in 1994. Mr. Compofelice was Vice President of Baroid from 1988 until 1993 and Chief Financial Officer from 1990 until 1993. Mr. Compofelice was President of Shaffer, Inc. and Atlas Bradford Corporation, subsidiaries of Baroid, from prior to 1989 until 1990.

         SUSAN E. ALDERTON has been Vice President and Treasurer of the Company since prior to 1989. Ms. Alderton has been a director of Tremont since 1990 and was Vice President-Finance of Tremont from 1990 until 1992, and served as its Treasurer from prior to 1989 to 1992 and as a Vice President from prior to 1989 to 1990.
         DAVID B. GARTEN has been Vice President, General Counsel and Secretary of the Company since 1990. From 1990 to 1993, Mr. Garten served as Vice President and General Counsel of Tremont and since 1990 has served as Assistant Secretary of Tremont. Mr. Garten was a partner in the national law firm of Kirkland & Ellis from prior to 1989 until 1990.

         DENNIS G. NEWKIRK has been Vice President and Controller of the Company since 1989. Mr. Newkirk was Assistant Controller of Valhi from prior to 1989 until he joined the Company in 1989.

                               SECURITY OWNERSHIP

         Ownership of NL Common Stock. The following table and accompanying notes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the "Commission"), of Common Stock held by (a) each person or group of persons known by NL to beneficially own more than 5% of the outstanding shares of Common Stock, (b) each director or nominee for director of NL, (c) each executive officer of NL listed on the Summary Compensation Table below, and (d) all executive officers and directors of NL as a group. See note (4) below for information concerning individuals and entities which may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Valhi and Tremont, as reported in the table below. No securities of NL's subsidiaries are beneficially owned by any director, nominee for director, or officer of NL. Except as described in note (4) below and the table following the caption "Ownership of Valhi and Tremont Common Stock" below and the accompanying notes, no securities of NL's parent companies other than Valhi and Tremont are beneficially owned by any director, nominee for director or executive officer of NL. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.

                                                                       NL COMMON STOCK
                                                                       ---------------
         NAME OF                                 AMOUNT AND NATURE OF                    PERCENT
     BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP(1)                OF CLASS(2)
     ----------------                           -----------------------                -----------
Valhi, Inc.
  Three Lincoln Centre
  5430 LBJ Freeway
  Suite 1700
  Dallas, TX 75240                              24,787,210(3)(4)                         49%
Tremont Corporation
  1999 Broadway
  Suite 4300
  Denver, CO 80202                               9,064,780(3)                            18%
J. Landis Martin                                   487,813(5)                            --
Kenneth R. Peak                                      3,825(6)                            --
Glenn R. Simmons                                     8,800(4)                            --
Harold C. Simmons                                    7,775(4)(7)                         --
Michael A. Snetzer                                  12,000(4)                            --
Dr. Lawrence A. Wigdor                             242,548(8)                            --
Admiral Elmo R. Zumwalt, Jr.                         2,100(9)                            --
Susan E. Alderton                                   65,204(10)                           --
David B. Garten                                    120,240(11)                           --
Dennis G. Newkirk                                   81,988(12)                           --
All directors and executive officers
  of the Company as a group
  (11 persons)                                   1,053,482(3)(4)(5)(6)(7)(8)              2%
                                                          (9)(10)(11)(12)

- ------------------

(1)      All beneficial ownership is sole and direct unless otherwise noted.

(2)      No percent of class is shown for holdings of less than 1%.

(3) Tremont holds approximately 18% of the outstanding Common Stock. Valhi holds approximately 48% of the outstanding common stock of Tremont and may be deemed to indirectly beneficially own the shares of Common Stock held by Tremont. See note (4) below.

(4) Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National") and Contran are the holders of approximately 74.5%, 10.0% and 5.1%, respectively, of the outstanding Valhi Common Stock (as defined below). National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of approximately 88.7% and 54.3% of the outstanding common stock of Southwest and Dixie Rice, respectively. All of Contran's outstanding voting stock is held by trusts established for the benefit of Harold C. Simmons' children and grandchildren (the "Trusts"), of which Harold C. Simmons is the sole trustee. As sole trustee of the Trusts, Harold C. Simmons has the power to vote and direct the disposition of the shares of Contran common stock held by the Trusts. However, Mr. Simmons disclaims beneficial ownership thereof. The Combined Master Retirement Trust (the "Master Trust") holds approximately .1% of the outstanding shares of Valhi Common Stock. The Master Trust is a trust formed by Valhi to permit the collective investment by trusts which maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Harold C. Simmons is sole trustee of the Master Trust and sole member of the Trust Investment Committee for the Master Trust. The trustee and members of the Trust Investment Committee for the Master Trust are selected by Valhi's Board of Directors. Harold C. Simmons, Glenn R. Simmons and Michael A. Snetzer are each members of Valhi's Board of Directors and are participants in one or more of the employee benefit plans which invest through the Master Trust. However, each such person disclaims beneficial ownership of the shares of Valhi Common Stock held by the Master Trust, except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.

         Harold C. Simmons is Chairman of the Board of NL and Chairman of the Board and Chief Executive Officer of Contran, Southwest, Dixie Rice, Dixie Holding, NOA, National, VGI and Valhi and a director of Tremont. By virtue of the stock ownership described above and the holding of such offices, Mr. Simmons may be deemed to control Contran, Southwest, Dixie Rice, Dixie Holding, NOA, National, VGI, Valhi, Tremont and NL, and Mr. Simmons, VGI, National, NOA, Dixie Rice, Dixie Holding, Southwest and Contran may be deemed to possess indirect beneficial ownership of the shares of Tremont Common Stock (as defined below) and Common Stock directly beneficially owned by Valhi and Tremont and the shares of Valhi Common Stock (as defined below) held by Contran and its subsidiaries. However, Mr. Simmons disclaims beneficial ownership of the shares of Common Stock, Valhi Common Stock and Tremont Common Stock beneficially owned, directly and indirectly, by such entities.

(5) The shares of Common Stock shown as beneficially owned include (i) 450,288 shares of Common Stock which J. Landis Martin has the right to acquire by exercise of options within 60 days of the Record Date under the 1989 Long Term Performance Incentive Plan of NL Industries, Inc. (the "Incentive Plan") or predecessor plans, and (ii) 6,860 shares credited to Mr. Martin's account under the Savings Plan for Employees of NL Industries, Inc. (the "Savings Plan").

(6) The shares of Common Stock shown as beneficially owned includes (i) 2,000 shares of Common Stock which Kenneth R. Peak has the right to acquire by exercise of options within 60 days of the Record Date pursuant to the NL Industries, Inc. 1992 Non- Employee Director Stock Option Plan (the "Director Plan"), and (ii) 21 shares of Common Stock held by Mr. Peak's wife with respect to which Mr. Peak disclaims beneficial ownership.

(7) Includes 7,775 shares of Common Stock held by Harold C. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(8) The shares of Common Stock shown as beneficially owned include (i) 170,000 shares of Common Stock which Dr. Lawrence A. Wigdor has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan, (ii) 3,048 shares credited to Dr. Wigdor's account under the Savings Plan, and (iii) 60,000 shares of restricted stock with respect to which Dr. Wigdor has voting power and right to receive dividends.

(9) The shares of Common Stock shown as beneficially owned include 2,000 shares of Common Stock which Admiral Elmo R. Zumwalt, Jr. has the right to acquire by exercise of options within 60 days of the Record Date pursuant to the Director Plan.

(10) The shares of Common Stock shown as beneficially owned include (i) 25,733 shares of Common Stock which Susan E. Alderton has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan or predecessor plans, (ii) 8,571 shares credited to Ms. Alderton's account under the Savings Plan, and (iii) 30,000 shares of restricted stock with respect to which Ms. Alderton has voting power and the right to receive dividends.

(11) The shares of Common Stock shown as beneficially owned include (i) 80,000 shares of Common Stock which David B. Garten has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan, (ii) 10,240 shares credited to Mr. Garten's account under the Savings Plan, and (iii) 30,000 shares of restricted stock with respect to which Mr. Garten has voting power and the right to receive dividends.

(12) The shares of Common Stock shown as beneficially owned include (i) 41,000 shares of Common Stock which Dennis G. Newkirk has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan, (ii) 6,616 shares credited to Mr. Newkirk's account under the Savings Plan, and (iii) 30,000 shares of restricted stock with respect to which Mr. Newkirk has voting power and the right to receive dividends.


         Securities Exchange Act Reports. Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission, the New York Stock Exchange, the Pacific Stock Exchange and the Company. Based solely on a review of copies of the Section 16 reports furnished to the Company and written representations by certain reporting persons, the Company believes that during the fiscal year ended December 31, 1993, all of the Company's executive officers, directors and greater than 10% beneficial owners were in compliance with their filing requirements except for one director of the Company with respect to one transaction. Harold C. Simmons reported the purchase of 5,000 shares of Common Stock by his wife more than 10 days after the end of the month in which such report was due. Mr. Simmons disclaims beneficial ownership of such shares.

         Ownership of Valhi and Tremont Common Stock. The following table and accompanying notes set forth as of the Record Date (i) the beneficial ownership, as defined above, of the common stock, $.01 par value per share, of Valhi ("Valhi Common Stock") held by (a) each director or nominee for director of NL, (b) each executive officer of NL listed in the Summary Compensation Table below, and (c) all executive officers and directors of NL as a group, and (ii) the beneficial ownership, as defined above, of the common stock, $1.00 par value per share, of Tremont ("Tremont Common Stock") held by
(a) each director or nominee for director of NL, and (b) each executive officer of NL listed in the Summary Compensation Table below, and (c) all executive officers and directors of NL as a group. See note (4) to the table following the caption "Ownership of NL Common Stock" above, for information concerning individuals and entities who may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Tremont and Valhi. Except as described in note (4) above and the table below and the accompanying notes, no securities of NL's parent companies are beneficially owned by any director, nominee for director or executive officer of NL. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.


                                          TREMONT COMMON STOCK                            VALHI COMMON STOCK
                                    ----------------------------------          --------------------------------------
                                    AMOUNT AND                                  AMOUNT AND
                                    NATURE OF                                   NATURE OF
           NAME OF                  BENEFICIAL              PERCENT             BENEFICIAL                   PERCENT
      BENEFICIAL OWNER             OWNERSHIP(1)            OF CLASS(2)          OWNERSHIP(1)               OF CLASS(2)
      ----------------             ------------            -----------          -------------              -----------
J. Landis Martin                     123,729(3)                1.7%             320,000(8)                      --
Kenneth R. Peak                          -0-                   --                   -0-                         --
Glenn R. Simmons                       4,000(4)(5)             --               513,542(4)(8)(9)                --
Harold C. Simmons                        -0-(4)                --               670,342(4)(8)(10)               --
Michael A. Snetzer                     6,000(4)                --               643,496(4)(8)(11)               --
Dr. Lawrence A. Wigdor                   -0-                   --                   -0-                         --
Admiral Elmo R. Zumwalt, Jr.             -0-                   --                   -0-                         --
Susan E. Alderton                      7,316(6)                --                   -0-                         --
David B. Garten                        3,600(7)                --                   -0-                         --
Dennis G. Newkirk                      1,000                   --                22,000                         --
All directors and executive
  officers of the Company
  as a group (11 persons)            145,645(3)(4)(5)          1.8%           2,167,380(4)(8)(9)                1.9%
                                            (6)(7)                                     (10)(11)

- ------------------
(1)      All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is shown for holdings of less than 1%. For purposes of calculating the percent of class owned, 1,186,200 shares (1.0%) of Valhi Common Stock held by NL are included in the amount of Valhi Common Stock outstanding and 5,180,000 shares of Valhi Common Stock held by a wholly owned subsidiary of Valhi are excluded from the amount of Valhi Common Stock outstanding.

(3) The shares of Tremont Common Stock shown as beneficially owned by J. Landis Martin include 24,172 shares which Mr. Martin has the right to acquire by exercise of options within 60 days of the Record Date under the 1988 Long Term Performance Incentive Plan of Tremont (the "Tremont Incentive Plan"), and 510 shares held by the trustee for the benefit of Mr. Martin under the Savings Plan. Such shares include 2,300 shares held by Mr. Martin's wife and 1,900 shares held by the Martin Children's Trust No. II for which Mr. Martin is the sole trustee, with respect to all of which beneficial ownership is disclaimed by Mr. Martin.

(4) See note (4) to the table following "Ownership of NL Common Stock" above.

(5) The shares of Tremont Common Stock shown as beneficially owned by Glenn R. Simmons include 515 shares held by Mr. Simmons' wife, of which 300 shares are held in a retirement account, and 25 shares are held in trust for the benefit of their daughter, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.

(6) The shares of Tremont Common Stock shown as beneficially owned by Susan E. Alderton include 7,089 shares which Ms. Alderton has the right to acquire by exercise of options within 60 days of the Record Date under the Tremont Incentive Plan, 11 shares held for the benefit of Ms. Alderton under the Savings Plan (as defined above) and 216 shares of restricted stock with respect to which Ms. Alderton has the power to vote and the right to receive dividends.

(7) The shares of Tremont Common Stock shown as beneficially owned by David B. Garten include 3,100 shares which Mr. Garten has the right to acquire by exercise of options within 60 days of the Record Date under the Tremont Incentive Plan.

(8) Includes shares of Valhi Common Stock registered in such person's name which are restricted and the vested beneficial interests in shares of Valhi Common Stock held as of December 31, 1993 by a Valhi employee stock ownership plan. Also included are shares that such person or group could acquire upon the exercise of stock options within 60 days of the Record Date. During such 60-day period, options for 590,000 shares of Valhi Common Stock are exercisable by Harold C. Simmons, options for 480,000 shares of Valhi Common Stock are exercisable by Michael A. Snetzer, options for 420,000 shares of Valhi Common Stock are exercisable by Glenn R. Simmons, options for 300,000 shares of Valhi Common Stock are exercisable by J. Landis Martin, and options for 20,000 shares of Valhi Common Stock are exercisable by the remaining directors and executive officers of the Company as a group, all of which shares are included in the amount outstanding for purposes of calculating the percent of class owned by such persons.

(9) Includes 1,000 shares of Valhi Common Stock held by Glenn R. Simmons' wife in trust for the benefit of their daughter and 800 shares held in a retirement account for Mr. Simmons' wife, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.

(10) Includes 77,000 shares of Valhi Common Stock held by Harold C. Simmons' wife, with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(11) Includes 2,000 shares of Valhi Common Stock held in an account with respect to which Michael A. Snetzer has investment authority and 9,000 shares held in an account for his son of which Mr. Snetzer is custodian, with respect to all of which beneficial ownership is disclaimed by Mr. Snetzer.

         The Company understands that Valhi, Tremont and related entities may consider acquiring or disposing of shares of Common Stock through open-market or privately-negotiated transactions depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of the Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors. The Company does not presently intend, and understands that neither Valhi nor Tremont presently intends, to engage in any transaction or series of transactions which would result in the Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended, or ceasing to be traded on a national securities exchange.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                             AND OTHER INFORMATION

COMPENSATION OF DIRECTORS

         During 1993, fees were paid to each director who was not an officer or employee of the Company or a subsidiary of the Company. Fees consist of an annual retainer of $15,000, payable in quarterly installments, plus an attendance fee of $750 for each meeting of the Board or a committee at which the director is present. Such directors also receive a fee of $750 per day for each day spent on NL business at the request of the Board or the Chairman of the Board, other than the day of Board or committee meetings and directors are reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. If any director who is not an officer or employee of NL or any subsidiary or affiliate of NL dies while in active service, his designated beneficiary or estate will be entitled to receive a life insurance benefit equal to the annual retainer then in effect. Directors receiving fees for serving on the Board of Directors in 1993 were Messrs. Peak, G. Simmons, H. Simmons, Snetzer and Admiral Zumwalt. See "Certain Relationships and Transactions."

         In 1993, each of Admiral Zumwalt and Mr. Peak was granted an option pursuant to the Director Plan (as defined above) to purchase 1,000 shares of Common Stock at an exercise price of $4.8125 per share, representing the last reported sales price of Common Stock on the New York Stock Exchange Composite Tape on the date of grant. Options granted under the Director Plan become exercisable one year after the date of grant and expire on the fifth anniversary following the date of grant.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF EXECUTIVE OFFICERS

         The Summary Compensation Table set forth below provides certain summary information concerning annual and long-term compensation paid or accrued by the Company to or on behalf of its Chief Executive Officer and each of its other four most highly compensated executive officers during 1993, for services rendered during the years ended December 31, 1993, 1992 and 1991.



                           SUMMARY COMPENSATION TABLE


                                                                                        Long Term
                                                                                       Compensation
                                                                                       ------------
                                                                                           (1)
                                                                                          Awards
                                                                                          ------
                                                 Annual Compensation (1)                Securities
              Name and                           -----------------------                Underlying         All Other
         Principal Position              Year         Salary         Bonus (2)           Options         Compensation
         ------------------              ----        --------        ---------          ----------       ------------
                                                       ($)             ($)                 (#)            (3)((6)($)
        J. Landis Martin                 1993        400,000(3)           -0-            120,000           16,416
        President and Chief              1992        400,000(3)       400,000(3)          70,000           71,237
        Executive Officer                1991        250,000(3)       250,000(3)         400,000             --

        Dr. Lawrence A. Wigdor           1993        450,000              -0-             90,000           41,133
        Executive Vice President         1992        450,000          675,000             50,000          101,383
                                         1991        450,000          450,000             50,000             --


        Susan E. Alderton                1993        131,250              -0-             45,000             -0-
        Vice President and               1992         50,000(4)        45,200(4)          20,000           35,340
        Treasurer                        1991         80,160(4)        47,848(4)             -0-             --

        David B. Garten                  1993        153,132(5)           -0-             45,000            2,667
        Vice President, Secretary        1992        140,008(5)       210,000(5)          20,000           33,383
        and General Counsel              1991        112,500(5)       112,500(5)             -0-             --


        Dennis G. Newkirk                1993        150,000              -0-             45,000             -0-
        Vice President and               1992        150,000          116,300             20,000           17,534
        Controller                       1991        125,004           63,800                -0-             --


(1) No awards of restricted stock or payouts under any long-term incentive plans were made during 1993, 1992 or 1991, and no other annual compensation payments were made in 1993 or 1992. Therefore, columns for such compensation have been omitted.

(2) Amounts paid pursuant to the NL Industries, Inc. Share in Performance Incentive Plan (the "Variable Compensation Plan"). See "Compensation Committee Report on Executive Compensation" below.

(3) During 1993, 1992 and 1991, Mr. Martin also served as an executive officer of Baroid and Tremont. For a portion of 1991, Mr. Martin was compensated directly by NL and Baroid reimbursed NL for that portion of his base salary and bonus attributable to Baroid and Tremont for services to such companies. Therefore, amounts paid in 1991 by NL to Mr. Martin that were reimbursed by Baroid for services to Baroid and Tremont are not included in the table above. Mr. Martin is expected to continue to serve as an executive officer of NL and Tremont in 1994 and to be compensated directly by NL and Tremont, respectively, for services as an executive officer of each such company. Mr. Martin ceased serving as an executive officer of Baroid in January 1994 and is expected to continue to devote approximately one- half of his working time as President and Chief Executive Officer of NL. See "Certain Relationships and Transactions."

(4) Ms. Alderton also served as an executive officer of Tremont during 1992 and 1991 and as an executive officer of Baroid during a portion of 1991. During 1992 and 1991, Ms. Alderton was compensated directly by NL, and Baroid and Tremont reimbursed NL for their respective portions of her base salary and bonus earned for services attributable to Baroid and Tremont. Therefore, amounts paid in 1992 and 1991 by NL to Ms. Alderton that were reimbursed by Baroid and Tremont are not included in the table above. Ms. Alderton ceased serving as an executive officer of Baroid in 1991 and Tremont in 1992. See "Certain Relationships and Transactions."

(5) During 1993, 1992 and 1991, Mr. Garten was compensated directly by NL, and Tremont reimbursed NL for the portion of Mr. Garten's base salary and bonus earned for services attributable to Tremont. Therefore, amounts paid to Mr. Garten in 1993, 1992 and 1991 by NL that were reimbursed by Tremont are not included in the table above. Mr. Garten ceased serving as an executive officer of Tremont on June 30, 1993. See "Certain Relationships and Transactions."

(6) For 1993, represents the amount accrued by the Company in an unfunded account for the benefit of the named executive officer under the Supplemental Executive Retirement Plan for Executives and Officers of NL Industries, Inc. (the "SERP"). For 1992, represents the amount similarly accrued for the benefit of the named executive officer under the SERP together with (i) the amount of contributions by the Company to such officer's account under the Savings Plan, or (ii), with respect to Ms. Alderton, the last of five annual payments received by Ms. Alderton in exchange for her agreement to waive her right to payment under a certain executive severance plan. No Savings Plan contributions were made in 1993 by the Company to the accounts of any of the named executive officers.


                 See "Certain Relationships and Transactions."

STOCK OPTION GRANTS

         The following table provides information, with respect to the individual grants to the executive officers named in the Summary Compensation Table set forth above under the Incentive Plan (as defined above) during fiscal year 1993.


                       OPTION GRANTS IN LAST FISCAL YEAR



                                   Number of        Percent of
                                  Securities       Total Options                                      Potential Realizable Value at
                                  Underlying        Granted to        Exercise or                     Assumed Annual Rates of Stock
                                Options Granted    Employees in       Base Price      Expiration            Appreciation for
           Name                     (#)(1)          Fiscal Year        ($/Share)         Date                Option Term (5)
           ----                 ---------------     ------------      -----------     ----------      -----------------------------
                                                                                                      5% ($)                10% ($)
                                                                                                      ------                -------
      J. Landis Martin              40,000           26.6%              5.00(2)         2/16/03       125,600               318,800
                                    40,000                              6.00(3)                        85,600               278,800
                                    40,000                              7.00(4)                        45,600               238,800

      Lawrence A. Wigdor            30,000             20%              5.00(2)         2/16/03        94,200               239,100
                                    30,000                              6.00(3)                        64,200               209,100
                                    30,000                              7.00(4)                        34,200               179,100


      Susan E. Alderton             15,000             10%              5.00(2)         2/16/03        47,100               119,550
                                    15,000                              6.00(3)                        32,100               104,550
                                    15,000                              7.00(4)                        17,100                89,550


      David B. Garten               15,000             10%              5.00(2)         2/16/03        47,100               119,550
                                    15,000                              6.00(3)                        32,100               104,550
                                    15,000                              7.00(4)                        17,100                89,550


      Dennis G. Newkirk             15,000             10%              5.00(2)         2/16/03        47,100               119,550
                                    15,000                              6.00(3)                        32,100               104,550
                                    15,000                              7.00(4)                        17,100                89,550


(1) Grants of options to purchase shares of Common Stock ("Options") under the Incentive Plan vest over five years from February 16, 1993, the date of grant, at a rate of 40% on the second anniversary of the date of grant, and 20% on each of the next three succeeding anniversary dates. The Options expire on the tenth anniversary date of the date of grant.

(2) Exercise price is equal to the mean of the high and low prices of the Common Stock on the New York Stock Exchange Composite Tape (the "NYSE mean price") on the date of grant.

(3) Exercise price is equal to 120% of the NYSE mean price on the date of grant.

(4) Exercise price is equal to 140% of the NYSE mean price on the date of grant.

(5) Pursuant to the rules of the Commission, these amounts reflect the calculations at assumed 5% and 10% appreciation rates. Such calculations are not intended to forecast future appreciation, if any, and do not necessarily reflect the actual value, if any, that may be realized. The actual value of such Options, if any, would be realized only upon the exercise of such Options and depends upon the future performance of the

         Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The potential realizable value was computed as the difference between the appreciated value (at the end of the ten-year term of the Options) of the Common Stock into which the listed Options are exercisable and the aggregate exercise price of such Options. The appreciated value per share at the end of the ten-year term would be $8.14 and $12.97 at the 5% rate and 10% rate, respectively.


STOCK OPTION EXERCISES AND HOLDINGS

         The following table provides information with respect to the executive officers named in the Summary Compensation Table, as set forth above, concerning the exercise of options during the last fiscal year and the value of unexercised options held as of December 31, 1993. No such executive officer exercised or realized any value with respect to any options during 1993. No SARs have been granted under the Incentive Plan.


         AGGREGATED OPTION EXERCISES IN 1993 AND 12/31/93 OPTION VALUES




                                                                              Number of Securities          Value of Unexercised
                                                                             Underlying Unexercised         In-the-Money Options
                          Shares Acquired on                                 Options at 12/31/93(#)            at 12/31/93 ($)
         Name                Exercise (#)        Value Realized ($)         Exercisable/Unexercisable     Exercisable/Unexercisable
         ----             ------------------     ------------------         -------------------------     -------------------------
     J. Landis Martin           -0-                    -0-                       342,288/430,000                  -0-/-0-

     Lawrence A. Wigdor         -0-                    -0-                       110,000/230,000                  -0-/-0-

     Susan E. Alderton          -0-                    -0-                        17,733/73,000                   -0-/-0-

     David B. Garten            -0-                    -0-                        57,000/103,000                  -0-/-0-

     Dennis G. Newkirk          -0-                    -0-                        30,000/80,000                   -0-/-0-




PENSION PLAN

         The Retirement Plan of NL Industries, Inc. for its U.S. employees (the "NL Pension Plan") provides lifetime retirement benefits to eligible employees. In the case of salaried employees, an employee becomes eligible to participate in the NL Pension Plan after both completing at least five months of service (as defined in the NL Pension Plan) in a twelve-month period and attaining 21 years of age. The plan was amended to provide that, commencing in January 1989 and annually thereafter, the Board establish, in its discretion, the amount of an employee's annual pension benefit for the year based primarily on the employee's compensation for that year and the Company's financial performance in relationship to its annual operating plan for the previous year. Such pension benefits are payable upon retirement and attainment of ages specified in the NL Pension Plan. The NL Pension Plan covers each executive officer named in the Summary Compensation Table set forth above. No amounts were paid or distributed to any of the named executive officers in 1993. The estimated accrued annual benefits payable upon retirement at normal retirement age for Mr. Martin, Dr. Wigdor, Ms. Alderton, and Messrs. Garten and Newkirk, respectively, are $39,504, $18,504, $24,324, $16,611, and $20,975.

EMPLOYMENT AGREEMENTS

         In December 1991, J. Landis Martin entered into an executive severance agreement which provides that Mr. Martin may be terminated at any time by action of the Board of Directors. The executive severance agreement also provides that the following payments shall be made to Mr. Martin in the event Mr. Martin is terminated by the Company without cause (as defined in the agreement) or Mr. Martin terminates his employment with the Company for good reason (as defined in the agreement): (i) the greater of two times Mr. Martin's annual base salary plus target bonus (which shall not be less than the amount of his annual salary) or Mr. Martin's actual salary and bonus for the two years prior to termination; (ii) accrued salary and bonus through the date of termination; (iii) an amount in cash or Common Stock equal to the fair market value of outstanding stock options granted to Mr. Martin in excess of the exercise price and unvested restricted stock grants; (iv) an amount equal to unvested Company contributions together with an amount equal to the Company's matching contributions to Mr. Martin's account under the Savings Plan for a period of two years; (v) an amount equal to the vested and unvested portions of Mr. Martin's account under the SERP; and certain other benefits. This agreement is automatically extended for one-year terms commencing each January 1, unless the Company and Mr. Martin agree otherwise in writing.

         In 1990, NL entered into a five-year employment agreement with Dr. Wigdor, which provides for an annual salary of $450,000 and a bonus based on the Variable Compensation Plan (as defined above). Pursuant to the agreement, Dr. Wigdor was granted an option under the Incentive Plan (as defined above) to purchase 150,000 shares of Common Stock at a price of $24.19 per share. Under the agreement, Dr. Wigdor's employment can be terminated only for cause (as defined in the employment agreement), sale of the Company, death or disability. In the event of Dr. Wigdor's death or disability, he shall be entitled to accrued bonuses and benefits through the date of termination and salary through the end of the month in which such termination occurs. In the event of termination because of a sale of the Company, Dr. Wigdor shall be entitled to receive a severance payment equal to the lesser of (i) 2.99 times the average annual compensation (minimum $900,000) paid by the Company to him during the most recent 5 years or (ii) the compensation to which Dr. Wigdor would be entitled for the period from the sale of the Company through December 31, 1994 (assuming an annual bonus of $450,000). In addition, Dr. Wigdor shall become vested in the above described options. Notwithstanding the foregoing, in the event of a sale of the Company, the President of NL may assign Dr. Wigdor to an affiliate to perform substantially similar executive services for similar pay for the remainder of the term of the agreement and no severance payment will be made.

         In connection with Joseph S. Compofelice's employment with the Company in February 1994, the Committee (as defined below) approved the terms of an executive severance agreement with Mr. Compofelice which shall provide that Mr. Compofelice may be terminated at any time by the Company and that the following payments be made to Mr. Compofelice in the event that Mr. Compofelice 's employment is terminated by the Company without cause (as defined) or Mr. Compofelice terminates his employment with the Company for good reason (as defined): (i) the greater of two times Mr. Compofelice's annual base salary plus target bonus (which shall not be less than the amount of his annual salary) or Mr. Compofelice's actual salary and bonus for the two years prior to termination; (ii) accrued salary and bonus through the date of termination;
(iii) an amount in cash or Common Stock equal to the fair market value of outstanding stock options granted to Mr. Compofelice in excess of exercise price, unvested stock appreciation rights and unvested restricted stock grants;
(iv) an amount equal to unvested Company contributions together with an amount equal to the Company's matching contributions to Mr. Compofelice's account under the Savings Plan for a period of two years; and certain other benefits.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's Management Development and Compensation Committee (the "Committee") consists of individuals who are neither officers nor employees of the Company or its subsidiaries and who are not eligible to participate in any of the employee benefit plans the Committee administers.

         The Committee reviews and recommends executive officer compensation policies and practices. The Committee is responsible for reviewing and approving all compensation actions involving the Company's executive officers other than the Chief Executive Officer. With respect to the CEO, the Committee reviews compensation matters and makes recommendations to the full Board of Directors for approval.

         The Company's compensation system with respect to its executive officers, including the CEO, consists of three primary components: base salary, annual variable compensation pursuant to the Variable Compensation Plan and the grant of stock options, restricted stock, or stock appreciation rights pursuant to the Incentive Plan. It is the goal of the Committee to achieve through the use of the foregoing components a balanced compensation package that will attract and retain high quality key executives and appropriately reflects each such executive officer's individual performance and contributions, provides further incentives to such officers to continue to maximize annual operating performance and long-term shareholder value, and reflects appropriate market compensation for comparable executives.

         The Committee intends to study the new $1 million deductibility cap on executive compensation promulgated by the Revenue Reconciliation Act of 1993 to determine the effect of such cap on the Company's current compensation and employee benefit plans and whether any recommendations should be proposed to the Board in connection with such deductibility cap.


BASE SALARIES

         The Committee reviews recommendations of the CEO regarding base salaries for executive officers. Such reviews occur no more frequently than annually and an increase in base salary for a given executive occurs no more frequently than every two years and sometimes longer. The annual base salaries of the executive officers, including the CEO, were not increased in 1993 and remained at 1992 levels in view of, among other things, the Company's overall earnings and stock market performance. Dr. Wigdor's base salary has remained unchanged since he began employment with the Company on January 1, 1990. Base salaries historically have been designed to be below the median annual base salary for comparable executives averaged over a period of years. When recommendations as to base salary levels are made by the CEO, the Committee reviews them and may take such actions, including any modifications, as it deems appropriate. These recommendations are based primarily on industry and peer group data, including certain companies contained in the peer group indices plotted in the Performance Graph following this report, as well as other companies deemed appropriate, and past and potential future individual performance and contributions.


VARIABLE COMPENSATION PLAN

         Awards under the Variable Compensation Plan, which constitute a significant portion of an executive's potential annual cash compensation (between 0% and 150% of base salary for the CEO and the executive officers), are based primarily on the Company's principal operating subsidiary achieving annual pre-determined operating income goals and secondarily on individual performance. The Company's management makes recommendations to the Board for appropriate operating income goals for the year after reviewing market conditions and the Company's operations, competitive position, marketing opportunities, and strategies for maximizing financial performance. The Board approves these recommendations with any modifications it deems appropriate, based upon the goals the Committee seeks to achieve. The Company's goals are set at three levels which are designed to help focus the executives' attention on achieving superior annual operating results in light of existing conditions: a threshold level, which is the minimum operating income level for any award to be made under the Variable Compensation Plan (the "Minimum Level"), a target level (the "Target Level"), and a maximum level (the "Maximum Level").

         The Variable Compensation Plan, in combination with base salary, is designed to provide executive officers and other eligible participants with annual cash compensation below competitive compensation levels if the Minimum Level is not achieved. The Company achieved the Minimum Level under the Variable Compensation Plan in 1990, the Target Level in 1991, the Maximum Level in 1992, and below the Minimum Level in 1993.

         Pursuant to the Variable Compensation Plan, if operating income is below the Minimum Level, no variable compensation is paid except at the discretion of the Committee. If the Target Level is reached, executive officers would be eligible to receive variable compensation payments ranging between 39% and 100% of base salary, depending on the executive. If the Minimum Level is met, the executives' variable compensation payments would be between 24% and 50% of base salary, depending on the executive. On the other hand, if the Maximum Level is reached or exceeded, variable compensation payments ranging between 57% and 150% of base salary may be awarded, depending on the executive. The Committee has the authority to award other bonuses if the Company's operating income falls between the Minimum, Target and Maximum Levels, and to award other bonuses as the Committee deems appropriate from time to time. In 1993, the Company's operating income was below the Minimum Level and the Committee determined not to award any payments under the Variable Compensation Plan to any of the executive officers, including the CEO, and none was paid. Awards made for 1991, 1992 and 1993 to Mr. Martin and the four other highest paid executive officers under the Variable Compensation Plan are reported in the bonus column in the Summary Compensation Table set forth above.

         In addition, minimum, target and maximum levels for operating income performance are utilized by the Committee and the Board, as applicable, for determining the contributions, if any, by the Company to the accounts of eligible participants, including the executive officers, under the Savings Plan, the Pension Plan, and the SERP. See "Pension Plan" above. Because operating income was below the Minimum Level in 1993, no contributions shall be made by the Company to the accounts of eligible participants, including the executive officers, under the Savings Plan. In addition, other than monthly de minimis contributions pursuant to the Pension Plan and interest accrued on outstanding balances with respect to the SERP, no Company contributions to the SERP or Pension Plan will be made with respect to any executive officer for the twelve month period beginning May 1, 1994.

STOCK-BASED COMPENSATION

         The Incentive Plan further supports the goal of the Committee to maximize long-run shareholder value by providing for stock-based compensation, the value of which is directly related to increases in shareholder value. Stock option grants, in particular, are considered an essential and significant element of the Company's total compensation package for the CEO and other executive officers of the Company. The Committee believes that compensation linked to stock price performance helps focus the executives' attention on management of the Company from the perspective of an owner with an equity stake in the business.

         Option grants are primarily intended to provide incentives to increase shareholder value in the future and, secondarily may be used to reward past performance by the executive, with no specific weighting assigned to any give criteria. The Committee reviews recommendations by the CEO regarding option grants to executive officers other than the CEO annually. Options are granted to executive officers in the Committee's discretion based on a subjective evaluation regarding each executive after a review of survey data and valuation information based upon the Black-Scholes model.

         To help assure a focus on long-term creation of shareholder value, the Committee grants ten year options, which vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth anniversary dates of the date of grant, respectively. In addition, to further provide incentives for increasing shareholder value, in 1993 the Committee determined that options to certain company officers, including executive officers, would be granted in three exercise price tranches. One-third of the options granted to such individuals in 1993 are exercisable at the Common Stock fair market value on the date of grant. The next third of the options and the last third are exercisable at levels that are above the market price on the date of grant. Grants made in 1993 are reported in the Option Grants in Last Fiscal Year table set forth above. Although permitted under the Incentive Plan, the Committee did not make or recommend any grants of restricted stock, stock appreciation rights, or equity- based awards other than options in 1993.

         To encourage growth in shareholder value, the Committee believes that executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its ongoing success. The Committee has established the following voluntary goals for minimum Common Stock ownership for executive officers to encourage executives to build their Common Stock ownership. Executives will be encouraged to achieve these ownership goals over a period of approximately five to seven years. The table also shows the year-end market value of the actual share ownership as a multiple of 1993 base salary.

                                                          Year-End Market Value of Share
                                                          ------------------------------
                                                      Ownership as a Multiple of Base Salary(1)
                                                      -----------------------------------------
                                                           Actual                  Goal
                                                           ------                  ----
President and Chief Executive Officer                       .4 X                   4 X
Executive Vice President                                    .1 X                   3 X
Vice Presidents: Chief Financial Officer                    .5 X                   3 X
                 Controller                                 .3 X                   2 X
                 General Counsel                            .3 X                   2 X
                 Treasurer                                  .3 X                   2 X

(1) Year-end market value of share ownership as a multiple of base salary includes all shares of Common Stock beneficially owned and shares held pursuant to the Savings Plan, and does not include shares which may be acquired pursuant to the exercise of stock options.


       The foregoing report on executive compensation has been furnished by the Company's Management Development and Compensation Committee of the Board of Directors.

                           Mr. Kenneth R. Peak (Chairman)
                           General Thomas P. Stafford
                           Admiral Elmo R. Zumwalt, Jr.

                               PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and the S & P Chemical Index for the period commencing December 31, 1988 and ending December 31, 1993.



                                   (INSERT GRAPH)

        [See APPENDIX A for a description of a line graph plotting the points set forth below which compare the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative return of the S&P indices described below.]




                                       1988         1989          1990           1991          1992          1993
                                       ----         ----          ----           ----          ----          ----
       NL Industries, Inc.             100         132.50         56.99          59.73         28.89         28.11

       S & P 500                       100         131.69        127.60         166.47        179.15        197.21

       S & P Chemicals Index           100         129.12        109.64         142.97        156.56        175.09




                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIPS WITH RELATED PARTIES

   As set forth under the caption "Security Ownership," Harold C. Simmons, through Valhi and Tremont, may be deemed to control NL. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company (except as otherwise set forth in this Proxy Statement), the Company from time to time considers, reviews and evaluates, and understands that Contran, Valhi and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, including, without limitation restrictions under certain indentures and other agreements of the Company, it is possible that the Company might be a party to one or more such transactions in the future. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

   Harold C. Simmons, Glenn R. Simmons and Michael A. Snetzer, each a director of NL, are also directors of Valhi. Each of the foregoing persons and Mr. Martin and Ms. Alderton are directors of Tremont. Mr. Martin, the Company's President and Chief Executive Officer, and Mr. Garten, the Company's Vice President, Secretary and General Counsel, served as executive officers of Tremont for all or a portion of 1993. Mr. Garten ceased serving as an executive officer of Tremont on June 30, 1993, and continues to serve as assistant secretary of Tremont. Mr. Martin expects to continue to serve in 1994 as an executive officer of Tremont. Until the January 1994 merger of Baroid into a wholly-owned subsidiary of Dresser, Mr. Martin served as an executive officer of Baroid. Mr. Compofelice, the Company's Vice President and Chief Financial Officer since February 1994, also serves as an executive officer of Tremont. Such management interrelationships and the existing intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries of two or more companies under circumstances where such companies may have adverse interests. Mr. Compofelice devotes approximately two-thirds of his working time to NL and one-third to Tremont. Mr. Martin devotes approximately one-half of his working time to NL and a significantly lesser amount of his working time to Tremont. See "Certain Contractual Relationships and Transactions" below.

   Although no specific procedures are in place that govern the treatment of transactions among the Company, Valhi, Tremont and related entities, the boards of directors of the Company, Valhi and Tremont include one or more members who are not officers or directors of any other entity that may be deemed to be related to with the Company. Additionally, under applicable principles of law, in the absence of shareholder ratification or approval by directors of the Company who may be deemed disinterested, transactions involving contracts among the Company and any other companies under common control with the Company must be fair to all companies involved. Furthermore, each director and officer of the Company owes fiduciary duties of good faith and fair dealing with respect to all shareholders of the company or companies for which they serve.


CERTAIN CONTRACTUAL RELATIONSHIPS AND TRANSACTIONS

   Intercorporate Services Agreements. The Company and Baroid are parties to an intercorporate services agreement (the "Baroid ISA") pursuant to which Baroid makes available to the Company office space in Houston and provides the Company with certain corporate services. Baroid is a subsidiary of Dresser, of which Mr. Martin is a director. During 1993, Messrs. Martin and Snetzer served as directors of Baroid. As amended the initial term of the Baroid ISA terminates on December 31, 1994, subject to automatic renewal for additional one-year terms but may be terminated by either party upon six months written notice. The Company's expenses for services pursuant to this agreement are expected to be approximately $350,000 in 1994 and were approximately $566,000 in 1993.

   The Company and Contran are parties to an intercorporate services agreement (the "Contran ISA") whereby Contran makes available to the Company the services of Harold C. Simmons to consult and assist in the development and implementation of the Company's strategic plans and objectives (other than major corporate acquisitions, divestitures and other special projects outside the scope of the Company's business as it has been conducted in the past). The Contran ISA provides for quarterly payments aggregating approximately $380,000 for 1994. The Contran ISA is subject to termination or renewal by mutual agreement and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. The Company will continue to pay directors' fees and expenses separately to Harold C. Simmons. See "Compensation of Directors and Executive Officers and Other Information" above.

   The Company and Valhi are parties to an intercorporate services agreement (the "Valhi ISA"), whereby Valhi renders certain management, financial and administrative services to the Company. The Company paid fees of approximately $716,000 to Valhi for services rendered pursuant to the Valhi ISA during 1993. In addition, the Company reimbursed Valhi for out-of-pocket costs incurred by Valhi in rendering such services. Pursuant to an amendment to the Valhi ISA, the fees for services pursuant to this agreement were reduced to $200,000 for 1994 which reduction reflects, among other things, the elimination of services by Messrs. Harold Simmons, Glenn Simmons and Michael Snetzer under the Valhi ISA. The Valhi ISA is subject to termination or renewal by mutual agreement and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end.

   Through June 30, 1993, the Company and Tremont were parties to an intercorporate services agreement, as amended (the "Tremont ISA"), pursuant to which the Company provided certain legal services to Tremont and its subsidiaries, and made available the Company's General Counsel to act in such capacity for Tremont. Effective as of June 30, 1993, the Tremont ISA was terminated. Tremont paid to NL approximately $75,000 in 1993 for services provided by NL to Tremont under the Tremont ISA. In addition, Tremont reimbursed the Company for out-of-pocket costs incurred by the Company in rendering such services.

   Tremont Registration Rights Agreement. In connection with the December 1991 purchase by Tremont of 7.8 million shares of Common Stock from Valhi, the Company entered into a Registration Rights Agreement pursuant to which Tremont received certain registration rights with respect to the purchased shares. Unless all registration rights are exercised earlier, such agreement expires in December 2001.

   Valhi Stock Options. Certain executive officers of the Company have been granted options to purchase Valhi Common Stock under the terms of Valhi's stock option plans. The Company has agreed to pay Valhi the aggregate difference between the option price and the market value of Valhi's Common Stock on the exercise date of such options. At December 31, 1993, Messrs. Martin and Newkirk held options to purchase 300,000 and 20,000 shares, respectively, of Valhi Common Stock at an exercise price of $8.50 per share.

   Supply Agreements. A wholly-owned subsidiary of Baroid (now a wholly-owned subsidiary of Dresser) is party to a long-term contract with Rheox pursuant to which Rheox is assured, subject to certain limitations, the right to purchase its requirements of bentonite clays for manufacture of its bentonite-based rheological additive products. The agreement establishes an initial base price which is subject to adjustment to reflect changes in market conditions. The term of the agreement is through 1995 and Rheox has options to extend the agreement through 2004. Sales by the Baroid subsidiary to Rheox pursuant to this agreement were approximately $700,000 in 1993 and are expected to be a similar amount in 1994. During 1993 another wholly-owned subsidiary of Baroid purchased amines from Rheox totalling approximately $1,800,000 and sold certain products to Rheox totalling approximately $600,000. The Company expects that 1994 purchases by and sales to the Baroid subsidiary will approximate 1993 purchases and sales.

   Insurance Sharing Agreement. An indirect insurance subsidiary of Tremont has assumed the obligations of the issuer of certain reinsurance contracts that relate to primary insurance policies issued by a third-party insurance company in favor of Tremont and the Company. The Company and the Tremont indirect insurance subsidiary are parties to an insurance sharing agreement with respect to such reinsurance contracts (the "Insurance Sharing Agreement"). Under the terms of the Insurance Sharing Agreement, the Company is to reimburse the Tremont insurance subsidiary with respect to certain loss payments and reserves established by such Tremont subsidiary that (a) arise out of claims against the Company and its subsidiaries (the "NL Liabilities"), and (b) are subject to payment by such Tremont subsidiary under its reinsurance contracts with the third-party insurance company. Also pursuant to the Insurance Sharing Agreement, the Tremont insurance subsidiary is to credit the Company with respect to certain underwriting profits or recoveries that such Tremont subsidiary receives from independent reinsurers that relate to the NL Liabilities. As of December 31, 1993, the Company had current accounts payable to such Tremont subsidiary of approximately $4.8 million with respect to such Agreement.

   Baroid Letter of Credit. Approximately $2.4 million of a $6 million letter of credit issued under Baroid's existing bank credit facility which collateralizes certain obligations arising out of insurance arrangements of the Company and its subsidiaries continued to be outstanding in 1993. The Company reimburses Baroid for its share of the fees and expenses arising from this letter of credit.

                               CERTAIN LITIGATION

   In November 1991, a purported derivative complaint was filed in the Court of Chancery of the State of Delaware, New Castle County, (Alan Russell Kahn v. Tremont Corporation, et al., No. 12339), in connection with Tremont's agreement to purchase 7.8 million shares of Common Stock from Valhi. In addition to Tremont, the complaint names as defendants Valhi and the members of the Board of Directors of Tremont, including Messrs. Martin, Glenn Simmons, Harold Simmons and Snetzer and Ms. Alderton. The complaint alleges, among other things, that Tremont's purchase of the Company shares constitutes a waste of Tremont's assets and that the Tremont Board of Directors breached its fiduciary duties to Tremont's public stockholders and seeks, among other things, to rescind Tremont's consummation of the purchase of the Company shares and award damages to Tremont for injuries allegedly suffered as a result of the defendants' wrongful conduct. It is the Company's understanding that Tremont believes, and understands that the other defendants believe, that the action is without merit. The Company understands that Tremont has and the other defendants have denied all allegations of wrongdoing and liability, and intend to vigorously defend this action. The defendants have moved to dismiss the complaint on the ground that the plaintiff lacks standing to pursue this action, and a hearing on the motion has been scheduled for April 1994.

                            INDEPENDENT ACCOUNTANTS

   The firm of Coopers & Lybrand served as independent auditors of the Company for the year ended December 31, 1993, and is expected to be considered for appointment to serve for the year ended December 31, 1994. Representatives of Coopers & Lybrand are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

   In order to be included in the Company's 1995 proxy statement and form of proxy, shareholder proposals for the 1994 annual meeting of shareholders must be received at the principal executive offices of the Company, 3000 North Sam Houston Parkway East, Houston, Texas 77032, Attention: Mr. David B. Garten, Secretary, not later than November 24, 1994. All such proposals shall be treated in accordance with applicable rules administered by the Commission.

                        1993 ANNUAL REPORT ON FORM 10-K

   A copy of the Company's 1993 Annual Report on Form 10-K, as filed with the Commission, is included as part of the Annual Report to Shareholders mailed to the shareholders with this Proxy Statement. An additional copy of such Form 10-K may be obtained without charge by writing: Investor Relations Department, NL Industries, Inc., 3000 North Sam Houston Parkway East, Houston, Texas 77032.

                                 OTHER MATTERS

   The Board does not know of any business except as described above which may be presented for consideration at the Annual Meeting. If any business not described in this Proxy Statement should properly come before the Annual Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on those matters in accordance with their best judgment.

Houston, Texas                                             NL INDUSTRIES, INC.
March 30, 1994

                                     NL Industries, Inc.
                              200 North Sam Houston Parkway East
                                     Houston, Texas 77032

                         FOR ANNUAL MEETING OF SHAREHOLDERS MAY 4, 1994

        The undersigned hereby appoints David B. Garten, Lourdes T. Hernandez and Dennis G. Newkirk and each of them, the proxy and attorney-in-fact
  P for the undersigned, with full power of substitution in each, to represent the undersigned and vote on behalf of the undersigned at the
  R Annual Meeting of Shareholders of NL Industries, Inc. to be held on May 4, 1994, and at any adjournment or postponement of such meeting, all
  O Common Stock of NL Industries, Inc. standing in the name of the undersigned or which the undersigned may be entitled to vote on the
  X    matters described on the reverse side.

  Y




        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NL INDUSTRIES, INC.

        You are encouraged to specify your voting choices by marking the appropriate boxes on the reverse side of this card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign, date and promptly return this card. Please use the enclosed return envelope. This proxy may be revoked by a proxy accepted at a later date or otherwise as set forth in the NL Proxy Statement which accompanies this proxy card.


                                                              SEE REVERSE SIDE

/X/ Please mark your votes as in this example                             9857

      This proxy if properly executed, will be voted as specified below by the shareholder. If no direction is given, this proxy will be voted FOR all nominees named in item 1 set forth below.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 SET FORTH BELOW.

1.  ELECTION OF SEVEN DIRECTORS     FOR      / /    WITHHOLD    / /    Nominees: J. Landis Martin, Kenneth R. Peak,
                                    (except         authority                    Glenn R. Simmons, Harold C. Simmons,
                                     as indicated   to vote                      Lawrence A. Wigdor, Michael A. Snetzer,
                                     below)         for all                      and Admiral Elmo R. Zumwalt, Jr.
                                                    nominees

Withhold authority to vote for the following individual nominees.

- ------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any postponement thereof.

- ------------------------------------------------------------------------------

                           Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name and sign authorized officer's name and title. If a partnership, please sign in partnership name and sign authorized person's name and title.

                           The Undersigned hereby revokes all proxies heretofore given by the undersigned to vote at such meeting or any adjournments or postponements thereof.


                            -------------------------------------------------


                            -------------------------------------------------
                            SIGNATURE(S)                           DATE

                                  APPENDIX A



page 20 -- a line graph plotting the points shown in the chart on page 20 which compares the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and S & P Chemical Index for the period commencing December 31, 1988 and ending December 31, 1993.